UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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CAPITAL BANK CORPORATION

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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333 Fayetteville Street
Raleigh, North Carolina 27601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on May 26, 2011

To Our Shareholders:

We cordially invite you to attend the 2011 Annual Meeting of Shareholders of Capital Bank Corporation, which we are holding on Thursday, May 26, 2011, at 10:00 a.m. at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601 for the following purposes:

(1)	To elect seven nominees to serve as directors with terms continuing until the Annual Meeting of Shareholders in 2012;

(2)
To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To approve a nonbinding advisory proposal on Capital Bank Corporation’s executive compensation matters (commonly referred to as a “say on pay”);

(4)	To approve a nonbinding advisory proposal on the frequency of future advisory proposals on Capital Bank Corporation’s executive compensation matters (commonly referred to as a “say on frequency”); and

(5)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 11, 2011 are entitled to notice and to vote at the Annual Meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please vote by telephone or internet, or complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

/s/ R. Eugene Taylor
R. Eugene Taylor
Chairman and Chief Executive Officer
Raleigh, North Carolina
April 29, 2011

CAPITAL BANK CORPORATION
333 Fayetteville Street
Raleigh, North Carolina 27601

PROXY STATEMENT

MEETING INFORMATION

Annual Meeting of Shareholders To Be Held on May 26, 2011

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about April 29, 2011, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 26, 2011, at 10:00 a.m. Eastern Daylight Time at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on May 26, 2011

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010 are also available on the Internet at www.capitalbank-us.com/proxy.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	to elect seven nominees to serve as directors with terms continuing until the Annual Meeting of Shareholders in 2012;

•
to ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	to approve a nonbinding advisory proposal on Capital Bank Corporation’s executive compensation matters (commonly referred to as a “say on pay”);

•	to approve a nonbinding advisory proposal on the frequency of future advisory proposals on Capital Bank Corporation’s executive compensation matters (commonly referred to as a “say on frequency”); and

•	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

VOTING PROCEDURES
How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Telephone. You can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Thursday, May 26, 2011, at 12:01 a.m. Eastern Daylight Time. If you vote by telephone, you need not return your proxy card.

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Thursday, May 26, 2011, at 12:01 a.m. Eastern Daylight Time. If you vote over the Internet, you need not return your proxy card.

•
Voting by Proxy Card. You can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Wednesday, May 25, 2011.

•
Voting in Person. You can vote in person at the annual meeting if you are the record owner of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 11, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the Annual Meeting. As of the close of business on April 19, 2011, the Company had outstanding 85,803,915 shares of its common stock, no par value per share (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum.

How You Can Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Brokers are no longer permitted to vote in the election of directors if the broker has not received instructions from the beneficial owner. It is particularly important, if you are a beneficial owner, that you instruct your broker how you wish to vote your shares.

How Your Proxy Will Be Voted

If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted:

•	for or against all, some or none of the nominees for director;

•	for or against the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year 2011;

•	for or against the nonbinding “say-on-pay” resolution; and

•	for annual, bi-annual or tri-annual future nonbinding “say-on-pay” resolutions.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the first three proposals set forth in the accompanying “Notice of Annual Meeting of Shareholders,” for future “say-on-pay” votes to occur every three years and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it before it is voted by:

•	attending the annual meeting and voting in person;

•	timely delivering a written revocation to our Secretary;

•	timely submitting another signed proxy card bearing a later date; or

•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

Vote Required

Directors will be elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Thus, the seven nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes. Abstentions and broker non-votes will have no effect on the election of the director nominees.

The say-on-frequency proposal will also be determined by a plurality vote, meaning the frequency option that receives the most affirmative votes of the votes cast is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

The remaining proposals will be approved if the votes cast for approval exceed the votes cast against approval. Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

North American Financial Holdings, Inc. (“NAFH”) beneficially owns Common Stock entitling them to approximately 83% of the votes entitled to be cast by all shareholders of the Company and has indicated that it will vote in favor of all of the proposals and in favor of future advisory proposals on executive compensation matters occurring every 3 years.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 19, 2011 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of Mr. Atkins and Mr. Keller and each of the named executive officers is in care of the Company’s address, which is 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The mailing address of the remaining directors is in care of North American Financial Holdings, Inc.’s address, which is 4725 Piedmont Row Drive, Suite 110, Charlotte, NC 28201.

The percentages shown below have been calculated based on 85,803,915 total shares of Common Stock outstanding as of April 19, 2011.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned (1)	Number of Shares Acquirable within 60 Days (2)	Percent of Class

5% Shareholders
North American Financial Holdings, Inc.	71,000,000	–	82.75%

Directors and Director Nominees
Charles F. Atkins (3)	196,992	7,000	*
Peter N. Foss (4)	1,000	—	*
William A. Hodges (4)	1,000	—	*
O. A. Keller, III (5)	531,062	12,800	*
Christopher G. Marshall (6)	71,000,400	—	82.75%
R. Bruce Singletary (6)	71,000,400	—	82.75%
R. Eugene Taylor (6)	71,000,000	—	82.75%

Named Executive Officers
Ralph J. Edwards	2,111	—	*
Michael R. Moore (7)	23,484	10,800	*
David C. Morgan (8)	6,432	14,500	*
Mark J. Redmond (9)	8,825	11,000	*
B. Grant Yarber (10)	21,564	36,000	*

All directors and executive officers as a group (12 persons) (11)	71,790,470	92,100	83.69%

* Less than one percent

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This column reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock on April 19, 2011 or within 60 days thereafter.

(3)
Includes 50,100 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 12,999 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins. From time to time, the shares held by AGA Corporation and AK&K Corporation may be pledged in the ordinary course of business.

(4)
Excludes securities owned directly or indirectly by NAFH, beneficial ownership of which is hereby disclaimed by each of Messrs. Foss and Hodges, except to the extent of his pecuniary interest therein, if any.

(5)
Includes 21,633 shares held jointly with Mr. Keller’s wife; 25,950 shares held by Mr. Keller’s wife; 39,205 shares held in IRAs; 4,800 shares held as custodian by Mr. Keller for his children and grandchildren; and 60,042 shares held by Amos Properties, LLC, a company of which Mr. Keller owns 25.0% and Mr. Keller’s wife owns 25.0%.

(6)
Each of Messrs. Marshall, Singletary and Taylor hereby disclaims beneficial ownership of the securities owned directly or indirectly by NAFH, except to the extent of his pecuniary interest therein, if any.

(7)	Includes 9,720 shares held an IRA and 4,406 shares held in the Capital Bank 401(k) Retirement Plan.

(8)	Includes 1,730 shares held jointly with Mr. Morgan’s wife.

(9)	Includes 3,623 shares held in an IRA.

(10)
Includes 500 shares held jointly with Mr. Yarber’s wife, 600 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an IRA, and 5,700 shares held in the Capital Bank 401(k) Retirement Plan.

(11)
Includes all shares reflected in this table as beneficially owned by each director of the Company, and by Messrs. Edwards, Moore, Morgan, Redmond and Yarber, each of whom is a named executive officer of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS
General

On January 28, 2011, pursuant to an agreement with North American Financial Holdings, Inc. (“NAFH”) (the “Investment Agreement”), the Company issued and sold to NAFH 71,000,000 shares of the Company’s common stock for $181,050,000 in cash (the “Investment”). NAFH’s funds for the Investment came from its working capital. As a result of the Investment and the Company’s rights offering on March 11, 2011, NAFH currently owns approximately 83% of the Company’s common stock. Upon closing of the Investment, R. Eugene Taylor, NAFH’s Chief Executive Officer, Christopher G. Marshall, NAFH’s Chief Financial Officer, and R. Bruce Singletary, NAFH’s Chief Risk Officer, were named as the Company’s CEO, CFO and CRO, respectively, and as members of the Company’s Board of Directors. In addition, the Company’s Board of Directors was reconstituted with a combination of the three aforementioned executive officers, two existing members (Charles F. Atkins and O. A. Keller, III) and two additional NAFH-designated members (Peter N. Foss and William A. Hodges).

As the Company’s controlling shareholder, NAFH has the power to control the election of the Company’s directors, determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to the Company’s shareholders for approval. NAFH also has sufficient voting power to amend the Company’s organizational documents. In addition, five of our seven directors, including our Chief Executive Officer, our Chief Financial Officer, and our Chief Risk Officer are affiliated with NAFH.

So long as our Board of Directors consists of less than nine members, it will not be divided into separate classes and each member will be elected by our shareholders annually for a one-year term. Each director and executive officer will hold office until his death, resignation, retirement, removal, disqualification, or until his successor is elected (or appointed) and qualified.

Director Independence

Because NAFH holds approximately 83% of the voting power of the Company, under NASDAQ Listing Rules, the Company qualifies as a “controlled company” and, accordingly, is exempt from the requirement to have a majority of independent directors, as well as certain other governance requirements. However, as required under NASDAQ Listing Rules, the Audit Committee of the Board of Directors is comprised entirely of independent directors. Our Board of Directors has determined that Messrs. Atkins, Foss, Hodges and Keller meet the definition of “Independent Director” as that term is defined in NASDAQ Listing Rules. In determining director independence, the Board considers all relevant facts and circumstances, and the Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. As members of management, Messrs. Taylor, Marshall and Singletary would not be considered independent under current NASDAQ Listing Rules.

Board of Directors Meetings

The Board of Directors met 17 times during 2010. In addition, the Company’s independent directors held seven meetings in executive session without management or management directors during 2010. No director attended fewer than 75% of the total number of Board of Directors meetings held during 2010 and the total number of meetings held by committees of the board on which he served.

Policy on Attendance at Annual Meetings of Shareholders. The Company does not have a stated policy, but encourages its directors to attend each Annual Meeting of Shareholders. At last year’s Annual Meeting of Shareholders, held on June 24, 2010, seven of the Company’s 17 directors were present and in attendance.

Board of Directors Committees

The Board of Directors currently has two standing committees, the Executive Committee and the Audit Committee.

Executive Committee. Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the board. During 2010, the Executive Committee met ten times. The members of the Executive Committee for 2011 are R. Eugene Taylor (Chairman), Christopher G. Marshall and R. Bruce Singletary.

Audit Committee. The Audit Committee was established by the Board of Directors to oversee the Company’s accounting and financial reporting process, including the Company’s internal control over financial reporting and audits of the Company’s financial statements. In connection with such oversight responsibilities, the Audit Committee reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm. The Audit Committee also has the sole authority and responsibility to select, determine compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee operates pursuant to a charter that is available on our website at www.capitalbank-us.com or free of charge upon written request to the attention of Christopher G. Marshall, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. During 2010, the Audit Committee met nine times.

The members of the Audit Committee for 2011 are Peter N. Foss (Chairman), William A. Hodges and O. A. Keller, III. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Foss, Hodges and Keller are “Independent Directors” as that term is defined by Nasdaq Listing Rules, including the special independence requirements applicable to audit committee members. The Board of Directors also has determined, in its business judgment, that Mr. Foss is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit Committee, see “Audit Committee Report” below, which is incorporated into this section by reference.

Nominations of Directors

The Company does not have a nominating committee or a nominating committee charter. The Board of Directors has decided against establishing a nominating committee because its policy is to have the full Board of Directors perform the functions that might otherwise be performed by such a committee.

In identifying candidates for the Company’s Board of Directors, the directors consider the composition of the board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the directors consider diversity, age, skills, and such other factors as they deem appropriate given the current needs of the board and the Company to maintain a balance of knowledge, experience and capability. The directors believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character; however, they retain the right to modify these minimum qualifications from time to time. Although the Company has not adopted a formal policy with regard to the consideration of diversity in identifying candidates for the Board of Directors, the directors do consider diversity in business, industry and professional experience, differences of viewpoint, education, specific skills and perspectives. The directors believe that the consideration of diversity as a factor in selecting members of the Board of Directors will enable the Company to create an assorted Board of Directors that effectively serves the needs of the Company and the interests of its shareholders. With respect to directors who are nominated for re-election, the directors also consider the director’s previous contributions to the Board of Directors. All of the directors on the board recommended the slate of directors proposed for election at the Annual Meeting.

The policy of the Board of Directors is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders; however, such nominations are not actively solicited. The directors on the board do not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

The Company’s shareholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing board committees by writing directly to those individuals at Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics

The Company’s Board of Directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. The Code of Ethics is available at www.capitalbank-us.com or free of charge upon written request to Nancy A. Snow, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at www.capitalbank-us.com or by filing a Current Report on Form 8-K.

Board Leadership Structure and Role in Risk Oversight

The Company’s Board of Directors has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. It is the Board’s view that rather than having a rigid policy, the Board, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the offices of Chairman and Chief Executive Officer should be separate. Prior to completion of the NAFH Investment on January 28, 2011, the positions of Chairman and Chief Executive Officer were not held by the same individual. Since January 28, 2011, R. Eugene Taylor has served as both the Chairman of the Board and the Chief Executive Officer. While the Company does not have a “lead” independent director, all of the Directors serving on the Audit Committee are independent.

The Board of Directors oversees risk, principally through the Audit Committee, which reports directly to the Board. The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee focuses on, and has oversight responsibility of, risk associated with the Company’s internal control over financial reporting and audits. In particular, the Audit Committee discusses with management, the internal auditors, and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance.

The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements.

While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. The Company believes this division of responsibility is the most effective approach for addressing the risks the Company faces and that its board leadership structure supports this approach. The Company understands that different board leadership structures may be suitable for companies in different situations. The Board of Directors will continue to reexamine the Company’s corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

PROPOSAL 1:  ELECTION OF DIRECTORS

All seven members of the Board of Directors are standing for election at the Company’s Annual Meeting with terms continuing until the 2012 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office): Charles F. Atkins, Peter N. Foss, William A. Hodges, O. A. Keller, III, Christopher G. Marshall, R. Bruce Singletary and R. Eugene Taylor.

There are no family relationships among the Company’s directors, director nominees or executive officers. There are no material proceedings to which any of the Company’s directors, director nominees or executive officers, or any associate of any of the Company’s directors, director nominees or executive officers, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

To the Company’s knowledge, none of its directors, director nominees or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors) and none of its directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than seven nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the board’s nominees whose terms of office will continue after the Annual Meeting:

Name	Position with Company	Age	Year First Elected Director

R. Eugene Taylor (1)	President, Chief Executive Officer and Chairman of the Board	63	2011

Christopher G. Marshall (1)	Executive Vice President, Chief Financial Officer and Director	51	2011

R. Bruce Singletary (1)	Executive Vice President, Chief Risk Officer and Director	60	2011

Charles F. Atkins	Director	62	2003

Peter N. Foss (2)	Director	67	2011

William A. Hodges (2)	Director	62	2011

O. A. Keller, III (2)	Director	66	1997

(1)	Member of Executive Committee

(2)	Member of Audit Committee

R. Eugene Taylor. Mr. Taylor, who is 63, is the Chairman and Chief Executive Officer of NAFH. Mr. Taylor assumed the title of Chief Executive Officer of Capital Bank Corporation and Capital Bank and was appointed Chairman of the Board of Directors of Capital Bank Corporation and Capital Bank on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Prior to founding NAFH in 2009, Mr. Taylor served as an advisor to Fortress Investment Group, a global investment management firm. Prior to his role at Fortress, Mr. Taylor worked at Bank of America where he served in leadership positions across the United States. In 2001, he was named President of Bank of America Consumer & Commercial Banking, and in 2005, he became President of Global Corporate & Investment Banking and was named Vice Chairman of the corporation. He also served on Bank of America’s Risk & Capital and Management Operating Committees. Mr. Taylor is the Chairman of the board of directors of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University.

Mr. Taylor brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualify him to serve as the Chairman of our Board of Directors.

Christopher G. Marshall. Mr. Marshall, who is 51, is the Chief Financial Officer of NAFH. Mr. Marshall was appointed as a director on our Board of Directors and the board of directors of Capital Bank, and as Chief Financial Officer of both the Company and of Capital Bank on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer of GMAC (Ally Bank) and as an advisor to the Blackstone Group, an investment and advisory firm. From 2006 through 2008, Mr. Marshall served as the CFO of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006 after holding various positions throughout Bank of America beginning in 2001. Prior to joining Bank of America, Mr. Marshall served as CFO and COO of Honeywell Global Business Services from 1999 to 2001. From 1995 to 1999, he served as CFO of AlliedSignal Technical Services Corporation. Prior to that, he held several managerial positions at TRW, Inc. from 1987 to 1995. Mr. Marshall is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

Mr. Marshall brings to our Board of Directors extensive experience from service in leadership positions, including his tenure as Chief Financial Officer of Fifth Third Bancorp, and in other operating roles at both financial and non-financial companies.

R. Bruce Singletary. Mr. Singletary, who is 60, is the Chief Risk Officer of NAFH. Mr. Singletary was appointed as a director on our Board of Directors and the board of directors of Capital Bank, and as Chief Risk Officer of both the Company and of Capital Bank on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Prior to joining NAFH, he spent 31 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank in January 1992, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank from 1990 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the Southeast. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Masters of Business Administration degree from Georgia State University.

Mr. Singletary has substantial experience in the banking sector and brings a perspective reflecting many years of overseeing credit analysis at complex financial institutions, which qualify him to serve as a director.

Charles F. Atkins. Mr. Atkins, who is 62, has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 21 years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Mr. Atkins has substantial experience with community banking, as he was an organizer of Capital Bank, and in his position with a real estate development company has developed an extensive understanding of certain real estate markets in which the Bank makes loans. During his tenure with the Company, he has obtained knowledge of the Company’s business, history and organization, which has enhanced his ability to serve as director.

Peter N. Foss. Mr. Foss, who is 67, serves on the Board of Directors of NAFH. Mr. Foss is an independent director and was appointed as a director on our Board of Directors on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Peter Foss has been President of the General Electric Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss has served as General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 29 years, and prior to this assignment, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN ® film in the 1970s and was the Market Development Manager on the ULTEM ® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions including leading the GE Plastics effort in Mexico in the mid 1990s. Mr. Foss is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss has gained extensive experience in managing and executing complex projects and has overseen large-scale sales efforts in his prior positions, as set forth above. This background gives him valuable perspective on operating concerns relevant to our business.

William A. Hodges. Mr. Hodges, who is 62, is a member of the Board of Directors of NAFH. Mr. Hodges is an independent director and was appointed as a director on our Board of Directors on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Mr. Hodges has been President and Owner of LKW Development LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for ten years in various functions at Bank of America. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to the Bank of America acquisition, he served as Market President and Head of Mid-Atlantic Commercial Banking for NationsBank from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank (NCNB), where he worked for twenty years in various roles, including Chief Credit Officer of Florida operations and as a manager in the Real Estate Banking and Special Assets Groups. Mr. Hodges is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Hodges earned a bachelor’s degree in history from the University of North Carolina at Chapel Hill and a master’s degree in finance from Georgia State University.

Mr. Hodges’s substantial experience in the banking and real estate sectors allows him to bring to the board a valuable perspective on matters that are of key importance to the discussions regarding the financial and other risks faced by the Company.

Oscar A. Keller III. Mr. Keller, who is 66, has served as a director of Capital Bank since its inception in 1997 and as a director of the Company since its inception, and as Chairman of the Board of Directors of the Company from the Company’s inception through the closing of the Investment. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility in Sanford, North Carolina. He also serves as a director of Capital Bank Foundation, Inc. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee.

During his term as Chairman of the Board of Directors, Mr. Keller has had the opportunity to develop extensive knowledge of the Company’s business, history and organization which, along with his personal experience in markets that the Bank serves, has supplemented his ability to effectively contribute to the Board. Mr. Keller is a founder of the Bank and a well regarded community leader in Sanford, North Carolina.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

During 2010, the Company had a standing Compensation/Human Resources Committee (the “Committee”), whose role was to approve the compensation of the Company’s officers and administer certain of the Company’s benefit plans.

NAFH now controls more than 50% of the Company’s voting power and, as a result, the Company qualifies as a “controlled company” as defined in Rule 5615(c)(1) of The NASDAQ Stock Market, Inc. Marketplace Rules (the “Marketplace Rules”). Therefore, as of January 28, 2011, the Company is exempt from the requirements of Rule 5605(b)(1) of the Marketplace Rules with respect to the Company Board being comprised of a majority of “Independent Directors,” as defined by Rule 5605(a)(2) of the Marketplace Rules, and Rules 5605(d) and 5605(e) of the Marketplace Rules covering the independence of directors serving on the Compensation Committee and the Governance & Nominating Committee of the Company Board, respectively. The Company does not currently have a Compensation Committee, and the Company’s Executive Committee, reporting to the Board of Directors, oversees compensation, policies and benefit plans for executive officers and all Capital Bank employees.

The Compensation Discussion and Analysis, which we refer to herein as the “CD&A,” describes the Company’s executive compensation philosophy, components and policies, including analysis of the compensation earned by the Company’s named executive officers as detailed in the accompanying tables. Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Executive Summary

In 2010, the Company continued to face a challenging, unstable and unprecedented economic environment, marked by increasing difficulty in certain real estate markets that affected loans made by Capital Bank and by continued unemployment in the regions served by Capital Bank and in the State of North Carolina generally. Despite the effects of a weak economy, the Company continued to focus on improving the Company’s fundamental performance metrics, including increasing deposits and net interest income. During 2010, the Committee balanced the need for designing an executive compensation program that enables the Company to attract and retain executive talent and creates a “pay for performance” environment with the need for prudent and rational compensation decisions that took into account the unprecedented economic challenges facing the Company and the banking industry generally. A few of the significant executive compensation decisions made by the Committee in 2010, which were influenced by the economic uncertainty faced by the Company and the people and businesses served by Capital Bank, included:

•	suspending the Annual Incentive Plan for 2010;

•	freezing salaries of the named executive officers for 2010;

•	determining not to grant any equity awards to the named executive officers under the Company’s Equity Incentive Plan in 2010; and

•	continuing the suspension of matching payments under the Company’s 401(k) Plan.

The Board of Directors will continue to evaluate these decisions throughout 2011. On a regular basis, the Board of Directors will assess whether these decisions continue to be in the Company’s best interest as the economic environment continues to evolve, while taking into consideration the Company’s need to maintain stability and retain qualified individuals in its executive leadership positions.

In 2008, the Company participated in the Capital Purchase Program (“CPP”) pursuant to the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program (“TARP”). As discussed below, the Company’s participation in the CPP resulted in restrictions related to executive compensation. The Company has taken a number of steps to comply with the restrictions imposed by our participation in the CPP. Further, the Committee has considered the Company’s participation in the CPP and the restrictions on CPP participants under the Emergency Economic Stabilization Act (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) in setting the compensation for the named executive officers in 2010 and 2009.

New Executive Officers

Effective as of the closing of the Investment on January 28, 2011, the Company’s new executive officers are the following: R. Eugene Taylor, President and Chief Executive Officer; Christopher G. Marshall, Executive Vice President and Chief Financial Officer; and R. Bruce Singletary, Executive Vice President and Chief Risk Officer. These individuals have not entered into employment agreements with the Company and are therefore at-will employees. None of the new executive officers receive compensation or are entitled to benefits directly from the Company, and the Company does not maintain any plans, programs or arrangements that provide change in control benefits to any of Mr. Taylor, Mr. Marshall or Mr. Singletary.

Named Executive Officers

The following executives were named executive officers for 2010:

Name	Position

B. Grant Yarber	Former President and Chief Executive Officer and current Market President for North Carolina of Capital Bank

David C. Morgan	Former Executive Vice President and Chief Banking Officer and current Executive Vice President of Capital Bank

Mark J. Redmond	Former Executive Vice President and Chief Credit Officer and current Executive Vice President of Capital Bank

Michael R. Moore	Former Executive Vice President and Chief Financial Officer

Ralph J. Edwards	Former Senior Vice President and Technology & Operations Executive Officer

Compensation Philosophy and Objectives

The Board of Directors is committed to maintaining an executive compensation program that will contribute to the achievement of the Company’s business objectives. For 2010, the Company had an executive compensation program that:

•	fulfilled the Company’s business and operating needs, conformed with its general human resource strategies and enhanced shareholder value; and

•
enabled the Company to attract and retain the executive talent essential to the Company’s achievement of its short-term and long-term business objectives while balancing the need to consider weak economic conditions and the Company’s financial performance in compensation decisions.

The Company’s objective is to pay its executives and other employees at rates that enable the Company to maintain a highly competent and productive staff. The Committee evaluated both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. The Committee has historically structured the Company’s annual cash and noncash executive compensation in a way that it believes motivates executives to achieve the business goals set by the Company and rewards the executives for achieving such goals.

Process for Determining Executive Compensation

The Board of Directors believes that the performance of each of the named executive officers has the potential to impact both the short-term and long-term profitability of the Company. Therefore, the Board of Directors places considerable importance on the design and administration of the executive compensation program.

During 2010, the Committee had responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee’s role was to review and oversee the general compensation plans and policies of the Company and approve the individual compensation arrangements for the Company’s senior management team, including the named executive officers. Specifically, the Committee made all compensation decisions for the chief executive officer, approved recommendations regarding any equity awards to all officers of the Company and reviewed total compensation for the senior management team, which includes the named executive officers. The Committee sought to ensure that the total compensation paid to executive management is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of executive management, including the named executive officers, are similar to those provided to other officers.

The Board of Directors believes that the compensation of each named executive officer should reflect his or her individual performance and take into account the Company’s performance.

Role of Individual Performance

When making compensation decisions, the Board of Directors considers a number of factors specific to each named executive officer’s role in the Company’s management. The Company considers the unique characteristics and qualifications of each named executive officer, including relevant experience, length of service with the Company, scope of responsibility and the demonstration of commitment to the Company’s strategic objectives.

Role of Company Performance

The Board of Directors believes that the success of the Company is dependent upon, and reflective of, the performance of our senior management team, including the named executive officers, and our employees. Therefore, when determining compensation levels for the named executive officers, we take into account the Company’s performance based on quantitative and qualitative factors. The quantitative factors considered by the Committee include net income, asset growth, return on assets and return on equity. The Committee based many of its compensation decisions, including determining that named executive officers would not be eligible for merit adjustments to base compensation, grants of equity awards or annual incentive compensation during 2010 on the Company’s expected financial performance and the effect of weak economic conditions in 2008 through 2010.

Qualitative factors include the achievement of the Company’s business plan and progress towards strategic objectives.

In making compensation decisions for each named executive officer in 2010, the Committee also considered:

•	the recommendations of our chief executive officer (for named executive officers other than himself);

•	the advice of Harlequin & Co., an independent compensation consultant; and

•	relevant market data related to the compensation of executives at a peer group of companies.

While the Committee considered input from these sources, it retained responsibility for, exercising its judgment and discretion when determining, the overall compensation of our chief executive officers and approving the overall compensation of our other named executive officers.

Role of Independent Compensation Consultant

To assist it in making determinations regarding proper levels of executive compensation during 2010, the Committee engaged an independent compensation consultant, Harlequin & Co. (“Harlequin”), to conduct a review of the Company’s total compensation program for the chief executive officer as well as for other key members of the senior management team. Harlequin provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations being made by the Company’s chief executive officer, for our named executive officers other than the chief executive officer.

Role of Benchmarking

In making compensation decisions, the Committee historically compares each element of total compensation, other than retirement plan benefits and perquisites, against a peer group of publicly-traded financial institutions (collectively, the “Compensation Peer Group”) and also considers published surveys such as the Economic Research Institute’s Executive Compensation Assessor. Harlequin assisted the Committee in identifying the Compensation Peer Group and comparable positions, salaries and incentive compensation at Compensation Peer Group companies. While the Committee believes that benchmarking provides a useful point of reference when making compensation decisions, it does not rely on it solely.

The Compensation Peer Group, which was periodically reviewed and updated by the Committee and Harlequin, consists of companies against which the Committee believes the Company competes for executive talent. The companies comprising the Compensation Peer Group for 2010 are 19 independent SEC reporting banks that operate within 11 southern or mid-Atlantic coast states and that are comparable in terms of asset size. The Compensation Peer Group for 2010, which remained the same as the 2009 Compensation Peer Group, was:

•	BancTrust Financial Group, Inc.	•	First Bancorp
•	Bancorp, Inc.	•	First South Bancorp, Inc.
•	TIB Financial Corp.	•	Southern Community Financial Corp.
•	Seacoast Banking Corporation of Florida	•	Yadkin Valley Financial Corporation
•	CenterState Banks of Florida, Inc.	•	First Security Group, Inc.
•	Southeastern Bank Financial Corporation	•	Cardinal Financial Corporation
•	PAB Bankshares, Inc.	•	Virginia Commerce Bancorp, Inc.
•	S.Y. Bancorp, Inc.	•	Summit Financial Group, Inc.
•	First Mariner Bancorp	•	SCBT Financial Corporation
•	FNB United Corp.

The Company also competes with many larger companies for top executive-level talent. As such, the Committee generally sets compensation for senior management team members at the 50th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group in order to be competitive but still emphasize performance-based compensation. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

Elements of Executive Compensation

In light of the economic challenges facing the Company, the Committee determined that the compensation of the named executive officers should be provided primarily in the form of base salary for 2010 and 2011 and that incentive compensation should be limited.

The Committee does not target a specific mix of executive compensation by allocating total compensation across cash and noncash pay, or between current and long-term pay, or among different types of long-term incentive awards. The profile of the Company’s executive compensation was driven by decisions made for each component of pay separately to be appropriately market-competitive, as well as the impact of each component on total compensation.

The Company’s overall executive compensation program includes the following major elements:

Compensation Element	Objective	Key Features

Base salary	Provide a fixed level of cash compensation based on experience, duties and scope of responsibility.	Targeted between 80% and 125% of median salary for similar position at Compensation Peer Group.

Annual incentive plan	Compensate executive officers for specific achievements based on Company performance and individual achievement. Reinforce “pay for performance.”	Suspended for named executive officers in 2010 and 2009 due to economic conditions and TARP restrictions. The Committee has also suspended the Annual Incentive Plan for 2011.

Long-term incentive awards
Encourage the retention of key officers and employees, align management interests with shareholder interests, motivate attainment of long-term goals and compensate executive officers for long-term Company performance.

No grants were awarded to named executive officers in 2010 and 2009, due to economic conditions and TARP restrictions. Officers, including the named executive officers, and employees will remain eligible for grants of stock options or restricted shares in 2011.

Contributions to retirement plans	Encourage long-term retention of key officers and employees and offer incentives for employees to save for retirement.	401(k) Plan is open to all employees. The Company suspended employer matching contributions for all participants in June 2009.

Perquisites and other benefits
Provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to promote client development and fulfillment of business duties on an efficient and cost-effective basis.

Designed to represent a small part of the Company’s overall compensation package. The named executive officers generally receive only perquisites offered to all employees, except that certain named executive officers received automobile allowances and paid club membership dues.

Total Mix of Compensation

The Board of Directors does not define a set pay mix for our named executive officers. In 2010, each named executive officer received a base salary and other benefits (including payments to retirement plans and perquisites).

Base Salary

Base salary is designed to compensate executives based upon their experience, duties and scope of responsibility. Base salaries are intended to be competitive relative to similar positions at reasonably comparable peer institutions (e.g., companies included in the Compensation Peer Group) in order to provide the Company with the ability to pay base salaries that will attract and retain employees with a proven track record of performance. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable institutions. While the Committee reviewed benchmarking salaries as a useful point of reference, it did not rely solely on benchmarking. Individual salaries may be above or below amounts paid to similarly situated employees at competitor institutions, depending on the executive’s tenure in his position, geographic location and performance. Base salary ranges are designed so that salary opportunities for a given position will generally be between 80% and 125% of the midpoint of the base salary established for each range.

Adjustments to executive salaries are generally made annually along with adjustments to other employees’ salaries. The Committee primarily considered the following factors in reviewing adjustments to salary levels for executives:

•	the relationship between current salary and appropriate internal and external salary comparisons;

•	market data provided by Harlequin, including the average size of salary increases being granted by Compensation Peer Group companies;

•	whether the responsibilities of the position have changed during the preceding year; and

•	the individual’s performance as reflected in the overall manner in which his or her assigned role is carried out.

2010 Base Salaries. Base salaries for the Company’s former chief executive officer, former chief banking officer, former chief credit officer and former chief financial officer were 96%, 91%, 100% and 96%, respectively, of the midpoint of the Compensation Peer Group in 2009 and were unchanged in 2010. These amounts were determined based upon tenure in the position, the competitive norm and the level of experience each such individual has with other banking institutions.

The Committee met on May 18, 2010 and adjusted Mr. Edwards’s base salary after considering his duties and responsibilities, level of experience and competitive norm for  similar positions at reasonably comparable institutions.

The following table shows annual base salaries in effect at the end of 2009 and 2010 for each named executive officer, as well as the percentage increase from 2009 to 2010.

Executive	2009 Base Salary	2010 Base Salary	Percent Increase

B. Grant Yarber	$370,000	$370,000	0%

David C. Morgan	$218,500	$218,500	0%

Mark J. Redmond	$195,000	$195,000	0%

Michael R. Moore	$195,000	$195,000	0%

Ralph J. Edwards (1)	$165,000	$176,000	0.9%

(1)	Mr. Edwards was hired in December 2008. His salary was increased in May 2010 based upon added responsibilities and market data.

2011 Base Salaries. The Committee met on December 10, 2010 to review the named executive officers’ salaries and to consider adjustments to those salaries for 2011. The Committee gave consideration to each named executive officer’s job performance, experience level, and comparison to Compensation Peer Group salary levels when making decisions for 2011. The Committee also considered the challenging economic environment during 2010. The Committee determined not to make any adjustments to 2010 base salaries at that time, which have continued to be the base salaries for the named executive officers in 2011.

Annual Incentive Plan

The Annual Incentive Plan is intended to serve many functions, including compensating executive officers for specific achievements on behalf of the Company’s performance and their individual achievements, encouraging the retention of key executives and other officers, and aligning the executive officers’ interests with those of the Company’s shareholders with target award opportunities that are established as a percentage of base salary.

The Committee suspended the Annual Incentive Plan for 2010, and therefore no awards were provided in 2010. The Committee also suspended the Annual Incentive Plan for 2011 due to deteriorating economic conditions and the difficulty such economic conditions would present in determining performance metrics and goals.

Equity Awards under the Equity Incentive Plan

Equity compensation is intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success, and to increase the value of the Company to its shareholders. Under the Capital Bank Corporation Equity Incentive Plan (the “Equity Incentive Plan”), the Board of Directors has the authority to grant stock options and restricted stock to any employee or director of the Company. Equity award levels are generally determined based on market data and vary among participants based on their positions within the Company. From time to time, the Board of Directors may grant an additional award to one or more employees based on special circumstances.

The Company awards equity grants without regard to any scheduled or anticipated release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the disclosure of information due to plans to make equity grants.

The Board of Directors does not set any performance levels (threshold, target, maximum or otherwise) for equity awards, and all equity awards under the Equity Incentive Plan are made completely at the discretion of the Board of Directors.

No equity awards were granted to named executive officers in 2010.

Stock Option Grants. Stock options, because they have the potential to grow in value over time, are used to reward employees and directors for performance that maximizes long-term shareholder value. Stock options can also be awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on factors such as the position to be occupied by the new employee and the competitive situation.

There were no stock option grants to named executive officers in 2010.

Restricted Stock Awards. Grants of stock or rights to purchase stock are determined by the Board of Directors in its discretion. The Board of Directors may determine the purchase price (if any) of the shares subject to rights to purchase stock. The value of restricted stock awards is the closing price of the Company’s Common Stock on the date the portion of the stock award vests (historically 3 years or 5 years after date of grant). Restricted stock awards have value as restrictions lapse and are generally used to reward certain of the Company’s employees for performance that maximizes long-term shareholder value.

There were no restricted stock awards to named executive officers or employees in 2010.

Stock Ownership and Retention Guidelines. While the Company believes that its employees and executive officers should hold stock in the Company to better align their interests with those of our shareholders, the Company does not currently have any stock ownership or retention guidelines for its executive officers or employees.

Other Compensation Programs and Practices

Retirement Plans and Other Benefit Plans

401(k) Plan. The Capital Bank 401(k) Retirement Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute on a before-tax basis up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service. Through May 2009, the Company matched 100% of the first 6% of pay that was contributed to the 401(k) Plan. Matching contributions vest over a five year period with 20% vesting after two years of service, an additional 20% after each of the third and fourth years of service and the remaining 40% after the fifth year of service. The Company suspended matching payments to all participants, including the named executive officers, in June 2009. This plan enhances the range of benefits offered to executives and enhances the Company’s ability to attract and retain employees.

Supplemental Executive Retirement Plan. Each of the named executive officers participated in the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “Supplemental Executive Plan”), prior to its termination at the time of the closing of the Investment. The Supplemental Executive Plan was adopted on May 24, 2005 to offer supplemental retirement benefits to key decision-making members of the senior management team employed by the Company at that time, whose deferral opportunities under the Capital Bank 401(k) Plan are capped, and to encourage long-term retention of plan participants. The Company paid the entire cost of benefits under the Supplemental Executive Plan, which are in addition to the defined contribution type plans (e.g., the 401(k) Plan) that encourage participants to set aside part of their current earnings to provide for their retirement. For a summary of these agreements and amendments, see “Supplemental Executive Plan” below.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. The Company provides executive officers with perquisites and other personal benefits that the Company believes to be reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

Personal benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Personal benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

In addition, during 2010, the named executive officers also received automobile allowances and club memberships paid by the Company. The Company also sponsors memberships in golf or social clubs for certain senior executives who have responsibility for the entertainment of current and prospective clients.

Executive Employment Agreements

The Company has entered into employment agreements with each of the named executive officers except Mr. Edwards. The employment agreements provide named executive officers a base annual salary, which may be reviewed and adjusted at the discretion of Capital Bank in accordance with the Bank’s policies, procedures and practices as they may exist from time to time. Pursuant to the terms of the agreements, the named executive officers are eligible for performance bonuses and other benefits available to executives of the Company. Finally, the named executive officers have agreed to standard nondisclosure provisions, and Mr. Morgan and Mr. Redmond have also agreed to standard noncompete and nonsolicitation provisions.

On January 14, 2011, the Company entered into amendments to the employment agreements with each of the named executive officers except Mr. Edwards. These amendments primarily clarify the roles of each officer after the closing of the Investment, change the term of each employment agreement and limit the circumstances under which the officers are entitled to compensation related to a change in control. The amendments change the term of each officer’s employment agreement to end on November 3, 2011, after which each officer will become an at-will employee eligible to receive separation benefits under any severance plan or policy applicable to similarly situated senior executives of the Bank.

Under the terms of the executive employment agreements, as amended, the named executive officer is entitled to severance benefits upon the occurrence of specified events, including upon termination both prior to or following a change in control of the Company, as more fully described under “Potential Payments upon Termination or Change in Control.”

Change in Control Arrangements

The Company has entered into an employment agreement with each of the named executive officers except Mr. Edwards, which is intended to ensure the continuity of executive leadership, clarify the roles and responsibilities of executives and to make explicit the terms and conditions of executive employment. For a summary of these agreements and amendments, see “Potential Payments upon Termination or Change in Control.”

Payments Made to Named Executive Officers in Connection with the Investment

In connection with the closing of the Investment, the named executive officers each received a lump sum payment of his vested accrued benefits under the Supplemental Executive Plan. Prior to receiving the vested and accrued benefits under the Supplemental Executive Plan, the named executive officers waived all rights with respect to the Supplemental Executive Plan, including any enhanced severance payments payable under the Supplemental Executive Plan in connection with the completion of the change in control.

In addition, on January 28, 2011, the Investment provided for accelerated vesting of unvested stock options, with the exception of the named executive officers, who waived the accelerated vesting of their unvested stock options provided by the Equity Incentive Plan upon the completion of the change in control.

Participation in the Treasury’s CPP

In connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with TARP were repurchased. Accordingly, as of January 28, 2011, the Company no longer participates in the Treasury’s CPP. During the time period in which the Company participated in the CPP, including 2009 and 2010, the Company was subject to certain executive compensation restrictions. Many of the restrictions placed on the Company by its participation in the CPP applied to what the Treasury refers to as the Company’s Senior Executive Officers (“SEOs”) and other highly-compensated employees. Each of the Company’s named executive officers was an SEO during the period of the Company’s participation in the CPP. The restrictions that applied to the Company during that period include:

•
Review of Arrangements To Ensure No Unnecessary or Excessive Risks: The Company was prohibited from providing incentive compensation arrangements that encouraged its senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Compensation/Human Resources Committee was required to review senior executive officer compensation arrangements with the Company’s senior risk officer semi-annually to ensure that the SEOs were not encouraged to take unnecessary and excessive risks.

•
Binding SEO Agreements: Before the Treasury would enter into the purchase agreement for the preferred stock and warrants, each SEO at that time executed an agreement to waive certain compensation, severance and other benefits possible under their employment agreements to the extent necessary to comply with EESA requirements as well as waive claims against the Treasury or the Company resulting from changes to his compensation or benefits.

•
Limit on Severance and Golden Parachute Payments: The Company was prohibited from making payments to the Company’s five most highly-compensated employees upon a change in control of the Company or upon departure from the Company other than as a result of death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.

•
Prohibition on Cash Bonuses and Similar Payments: ARRA generally prohibited the accrual and payment of any “bonus, retention award, or incentive compensation,” except for limited grants of restricted stock subject to specified vesting terms and other limitations, to the five most highly-compensated employees.

•
Luxury Expenditures: The Company implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•
Clawback: The Company is required to “clawback” any bonus or incentive compensation received by the SEOs and the next 20 most highly-compensated employees based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Prohibition on Tax Gross-ups: The Company was prohibited from making tax gross-ups or other similar reimbursements for tax payments to our SEOs and the next 20 most highly-compensated employees.

Tax Deductibility of Compensation

There are various provisions of the Internal Revenue Code which are considered by the Committee.

Section 162(m)

While the Company does not have a formal policy, it has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest. At this time, essentially all compensation paid to the named executive officers is deductible under Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code, provides that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the three other highest paid executive officers other than the chief financial officer at the end of such year, which executives are referred to herein as covered employees, will not be deductible for federal income tax purposes unless: (i) the compensation qualifies as “performance-based compensation,” and (ii) our shareholders are advised of, and approved, the material terms of the performance goals under which such compensation is paid and, under certain conditions, such shareholders have reapproved the material terms of the performance goals within the last five years.

Section 280G

The Company also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on its executive officers that might have the effect of frustrating the purpose(s) of such compensation. Internal Revenue Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment,” and Internal Revenue Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must be equal to or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. For a summary of the restrictions on severance payments see “Potential Payments upon Termination or Change in Control” below.

Compensation Committee Report

In its review of the Company’s 2010 compensation plans and during the time the Company participated in the Treasury’s CPP and was subject to restrictions under EESA, ARRA and Treasury regulations in setting the compensation for the named executive officers:

(1)
The Committee reviewed with the senior risk officer the SEO compensation plans and made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It reviewed with the senior risk officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
It reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

During 2010, the Committee determined that the design and administration of the compensation components are consistent with best practices and do not encourage excessive risk-taking by the Company’s SEOs or other employees. These conclusions were based on the following:

•	The Committee was composed of outside directors with broad authority in the administration and policing of the Company’s compensation plans;

•	Plan participation was determined by the Committee, performance against the various provisions of the plans were monitored by the Committee and final payout approved by the Committee;

•
Levels of base compensation as well as selection for, and level of, participation in incentive plans were based upon a continuing assessment of broad based elements of character and overall contribution mitigating the ability to win through inappropriate levels of risk;

•	The components of compensation were examined to ensure that no one component represents an outsized opportunity; and

•
The compensation components are designed to provide an appropriate level of dynamic balance between short- and long- term performance horizons, insuring that performance for one horizon against the interests of the other does not result in a significant total payout.

The Executive Committee has reviewed and discussed the foregoing CD&A with management, and, based on such review and discussion, the Executive Committee recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Executive Committee:

R. Eugene Taylor (Chairman)
Christopher G. Marshall
R. Bruce Singletary

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee during 2010 are or were, during 2010 or formerly, officers or employees of the Company or Capital Bank, and none of the executive officers served as a member of a compensation committee of any entity that has an executive officer serving as a member of the Committee. Each of the directors, directly and/or indirectly, holds Common Stock. See “Certain Transactions” below for additional information on transactions between the Company and certain of the directors.

Summary Compensation Table (2010)

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2010.

Name and Principal Position (1)	Year	Salary (2)	Bonus (3)		Stock Awards (4)		Option Awards (4)(5)		Non-Equity Incentive Plan Compensation (6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total

B. Grant Yarber Former President and Chief Executive Officer and current Market President for North Carolina of Capital Bank	2010 2009 2008	$370,000 370,000 350,265	$	– – 15,600	$	– – –	$	– – 9,495	$	– – 54,561	$153,154 141,517 124,089	$4,415 14,690 21,217	$527,569 526,207 575,227

David C. Morgan Former Executive Vice President and Chief Banking Officer and current Executive Vice President of Capital Bank	2010 2009 2008	218,500 218,500 207,510		– – –		– – –		– – 9,495		– – 34,850	52,704 45,108 33,819	13,468 19,759 29,000	284,672 283,367 314,674

Mark J. Redmond Former Executive Vice President and Chief Credit Officer and current Executive Vice President of Capital Bank	2010 2009 2008	195,000 195,000 183,510		– – –		– – –		– – 9,495		– – 30,600	25,187 22,889 11,946	11,604 17,439 24,277	231,791 235,328 259,828

Michael R. Moore Former Executive Vice President and Chief Financial Officer	2010 2009 2008	195,000 195,000 185,000		– – –		– – –		– – 9,495		– – 31,450	58,841 54,379 41,591	484 5,339 58,006	254,325 254,718 325,542

Ralph J. Edwards Former Senior Vice President and Technology & Operations Executive Officer	2010 2009 2008	176,000 165,000 –		– 15,000 –		– – –		– – –		– – –	– – –	485 2,345 –	176,485 182,345 –

(1)
During 2008, 2009 and 2010, Mr. Yarber served as President and Chief Executive Officer of the Company and the Bank, Mr. Morgan served as Executive Vice President and Chief Banking Officer of the Company and the Bank and Mr. Redmond served as Executive Vice President and Chief Credit Officer of the Company and the Bank. Effective as of the closing of the Investment, Mr. Yarber was appointed the Market President for North Carolina of Capital Bank and Mr. Morgan and Mr. Redmond each were appointed an Executive Vice President of Capital Bank.

(2)	For more detailed information on the Committee’s process and philosophy in setting base salary, please refer to the section entitled “Base Salary” in the Compensation Discussion and Analysis.

(3)	Amounts include discretionary payments made to named executive officers under the Annual Incentive Plan.

(4)
Amounts listed in the “Stock Awards” column and the “Option Awards” reflect the full grant date fair value of the award received. For a further discussion of these awards, see Note 13 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(5)
On December 18, 2008, some of our named executive officers received a grant of 15,000 stock options at an exercise price of $6.00 per share, which was the closing price of our Common Stock that day. One-fifth (1/5) of the grants vests on the first, second, third, fourth and fifth anniversaries of the December 18, 2008 grant date, and the options have ten-year terms.

(6)	See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Plan” for a further discussion of the Annual Incentive Plan.

(7)
The amounts reflect the increase in the present value of the named executive officer’s benefits under the Supplemental Executive Plan using assumptions consistent with those used in the Company’s financial statements and include amounts, which the named executive officer is not currently entitled to receive because such amounts are not fully vested.

(8)
The Company provides the named executive officers with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column for 2010 consist of (i) automobile allowances to certain executive officers; (ii) amounts for the personal use portion of club dues; and (iii) dividends on unvested shares of restricted stock.

All Other Compensation

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table for 2010.

Name	Automobile Allowance (1)	Club Membership Fees	Dividends on Unvested Shares Restricted Stock	Total

B. Grant Yarber	$1,787	$2,148	$480	$4,415

David C. Morgan	10,800	2,348	320	13,468

Mark J. Redmond	10,800	484	320	11,604

Michael R. Moore	–	484	–	484

Ralph J. Edwards	–	485	–	485

(1)
Represents a fixed automobile allowance payment by the Company pursuant to the Employment Agreement with each of Mr. Yarber, Mr. Morgan and Mr. Redmond. On January 14, 2011, the Company entered into amendments to the employment agreements with some of the named executive officers, which remove the car allowance previously provided by the employment agreements of Mr. Morgan and Mr. Redmond.

Grants in Last Fiscal Year

There were no grants of plan-based awards to the named executive officers in the year ended December 31, 2010.

Outstanding Equity Incentive Plan Awards at Fiscal Year End

The following table provides information on all Equity Incentive Plan awards (if any) held by the named executive officers as of December 31, 2010. All outstanding stock option awards were subject to service-based vesting and are for stock options exercisable into shares of the Company’s Common Stock.

Outstanding Equity Awards at Fiscal Year End (2010)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

B. Grant Yarber	10,000	–	–	$15.27	9/15/13	–	$–	–	$–
	10,000	–	–	15.80	12/12/13	–	–	–	–
	10,000	–	–	18.18	12/16/14	–	–	–	–
	6,000	9,000	–	6.00	12/18/18	–	–	–	–

David C. Morgan	5,000	–	–	15.80	12/12/13	–	–	–	–
	3,500	–	–	18.18	12/16/14	–	–	–	–
	6,000	9,000	–	6.00	12/18/18	–	–	–	–

Mark J. Redmond	5,000	–	–	17.31	5/03/15	–	–	–	–
	6,000	9,000	–	6.00	12/18/18	–	–	–	–

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Michael R. Moore	4,800	3,200	–	13.20	12/03/17	–	–	–	–
	6,000	9,000	–	6.00	12/18/18			–	–

Ralph J. Edwards	–	–	–	–	–	–	–	–	–

(1)
The options listed were granted under the Equity Incentive Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment. Options may be exercised to purchase vested shares only. Upon termination of employment, options are forfeited with respect to any shares not then vested.

Options Exercises and Stock Vested

None of the Company’s named executive officers exercised any stock options during the year ended December 31, 2010. One-third (1/3) of restricted stock awards granted on December 20, 2007 to Messrs. Yarber, Redmond, Morgan and Moore vested on December 20, 2010. The closing price of our Common Stock on the NASDAQ Global Select Market was $2.60 on December 19, 2010, which was the last trading day prior to vesting.

Option Exercises and Stock Vested (2010)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

B. Grant Yarber	–	$–	3,000	$7,800

David C. Morgan	–	–	2,000	5,200

Mark J. Redmond	–	–	2,000	5,200

Michael R. Moore	–	–	2,000	5,200

Ralph J. Edwards	–	–	–	–

Supplemental Executive Plan

On January 28, 2011, the Supplemental Executive Plan was amended to waive, with respect to unvested amounts only, any entitlement to change in control benefits that would otherwise be triggered by the Investment and to terminate the Supplemental Executive Plan upon the distribution of all of the participant’s vested and accrued benefits under the Supplemental Executive Plan.

As of January 28, 2011, Mr. Yarber and Mr. Morgan have accrued seven years of service, and Mr. Redmond has accrued six years of service. Thus, Mr. Yarber and Mr. Morgan are 80% vested in their accrued benefits under the Supplemental Executive Plan. Mr. Redmond is 60% vested in his accrued benefits under the Supplemental Executive Plan. In connection with the closing of the Investment, the Company paid out the following benefits to the named executive officers that were previously vested and accrued under the Supplemental Executive Plan: B. Grant Yarber ($830,014); David C. Morgan ($200,119); and Mark J. Redmond ($88,953). In connection with the receipt of the vested and accrued benefits under the Supplemental Executive Plan, the named executive officers waived all rights with respect to the Supplemental Executive Plan.

Potential Payments upon Termination or Change in Control

Severance and Change in Control Arrangements. The Company has entered into an employment agreement with each of the named executive officers except Mr. Edwards, which is intended to ensure the continuity of executive leadership, clarify the roles and responsibilities of executives and to make explicit the terms and conditions of executive employment. These employment agreements contain severance provisions, including in connection with a change in control of the Company. On January 14, 2011, the Company entered into amendments to the employment agreements with each of the named executive officers except Mr. Edwards.

Other than in the event of a change in control of the Company, if the named executive officers are terminated without cause, or the named executive officers terminate their agreement for good reason (as amended), such officer would be entitled to:

•
a gross amount equal to his or her then current base salary plus the amount of the annual incentive award paid to the employee, if any, in the prior annual performance bonus year, payable in substantially equal amounts over the 12-month period following such termination, except for Mr. Yarber, who is entitled to payments for a period up to 24 months if Mr. Yarber has not obtained new employment with a comparable compensation package; and

•
the continued participation in all (or comparable substitute coverage for) life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which the executive participated immediately prior to termination for a minimum of one year for the named executive officers, except Mr. Yarber, who is entitled to continued participation for a maximum of two years if Mr. Yarber has not obtained new employment with a comparable benefits package.

The Company may terminate employment for cause, in which event the Company would be required to pay only accrued compensation due at termination.

In the event of termination due to death or disability, Mr. Yarber is entitled to receive a gross amount equal to his then current base salary plus the amount of annual incentive award paid, if any, in the prior annual performance bonus year, payable in a lump sum following the date of death or disability.

The employment agreements include change in control severance provisions that require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason” prior to triggering any payment obligation. The January 14, 2011 amendments to the employment agreements of the named executive officers provide that the changes in the officers’ positions following the closing of the Investment do not constitute good reason under the employment agreements that would entitle each officer to terminate his employment and receive payments and benefits under such officer’s employment agreement.

In the event of termination following a change in control, subject to execution of a standard general release of claims, the named executive officers are entitled to receive all accrued compensation and any pro rata annual performance bonus to which they are entitled and earned up to the date of termination, and severance payments and benefits. Effective January 14, 2011, each named executive officers is only entitled to receive severance payments after the occurrence of a change in control and during the then remaining term (ending November 3, 2011) of such officer’s employment agreement. The named executive officers previously were entitled to receive severance payments for a period beginning 90 days before the occurrence of a change in control and for three years thereafter. Prior to January 14, 2011, if termination of employment occurred:

•
within twelve months after the occurrence of the change in control, the named executive officers were each entitled to a severance payment equal to 2.99 times the amount of the named executive officer’s respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year;

•
more than twelve months but not more than twenty-four months after the occurrence of the change in control, the named executive officers were each entitled to two times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year; and

•
more than twenty-four months but less than thirty-six months after the occurrence of the change in control, the named executive officers were each entitled to one times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year.

As a result of the amendments to the employment agreements on January 14, 2011, the second and third bulleted sections above are no longer relevant to the named executive officers.

No payments were due to the named executive officers if their employment was terminated after more than thirty-six months following the occurrence of the change in control.

Generally, pursuant to their agreements, a change in control is deemed to occur:

•	if any person acquires 50% or more of the Company’s voting securities;

•	if a majority of the directors, as of the date of their agreements, are replaced;

•
if shareholders approve a reorganization, share exchange, merger or consolidation related to the Company or the Bank, following which the owners of the Company’s voting securities immediately prior to the closing of such transaction do not beneficially own more than 50% of voting securities of the Bank; or

•	if the shareholders of the Bank approve a complete liquidation or dissolution of the Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of the Bank.

The January 14, 2011 amendments to the employment agreements of the named executive officers clarify that an event or transaction will not constitute a change in control if the holders of 50% or more of the equity interests of the “Parent” immediately prior to such event or transaction own, directly or indirectly, 50% or more of the equity interests of the Company or its successor immediately following such event or transaction. The amendments define “Parent” as the ultimate person or group (each as such term is used in Section 13(d)(3) of the Exchange Act) that together with their affiliates, directly or indirectly, owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Company and the Bank.

Upon a qualifying termination of employment following a change in control, the named executive officers are also entitled to continued participation in all life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by the Bank, in which he or she participated in immediately prior to termination for the time periods he or she receives severance benefits as a result of a change in control.

Potential Payments upon Termination or Change in Control (2010)

On December 31, 2010	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control		Termination Due to Death	Termination Due to Disability

B. Grant Yarber
Salary (1) (2)	$740,000	$740,000	$1,106,300		$370,000	$370,000
Bonus	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards	–	–	–		–	–
Benefit continuation (4)	26,931	26,931	40,397		–	–
Retirement plan (5)	–	–	–		–	–
Life insurance benefits (6)	–	–	–		1,000,000	–
Total value	$766,931	$766,931	$1,146,697	(7)	$1,370,000	$370,000

David C. Morgan
Salary (1)	$218,500	$218,500	$599,216		$–	$–
Bonus	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards	–	–	–		–	–
Benefit continuation (4)	13,390	13,390	40,170		–	–
Retirement plan (5)	–	–	–		–	–
Life insurance benefits (6)	–	–	–		458,000	–
Total value	$231,890	$231,890	$639,386	(8)	$458,000	$–

On December 31, 2010	Voluntary Termination for Good Reason	Involuntary Not-for-Cause Termination	Termination Due to Change in Control		Termination Due to Death	Termination Due to Disability

Mark J. Redmond
Salary (1)	$195,000	$195,000	$540,794		$–	$–
Bonus	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards	–	–	–		–	–
Benefit continuation (4)	5,702	5,702	17,107		–	–
Retirement plan (5)	–	–	–		–	–
Life insurance benefits (6)	–	–	–		390,000	–
Total value	$200,702	$200,702	$557,901	(9)	$390,000	$–

Michael R. Moore
Salary (1)	$195,000	$195,000	$565,004		$–	$–
Bonus	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards	–	–	–		–	–
Benefit continuation (4)	13,332	13,332	39,996		–	–
Retirement plan (5)	–	–	–		–	–
Life insurance benefits (6)	–	–	–		391,000	–
Total value	$208,332	$208,332	$605,001	(10)	$391,000	$–

Ralph J. Edwards
Salary (1)	$–	$–	$–		$–	$–
Bonus	–	–	–		–	–
Stock options (3)	–	–	–		–	–
Stock awards	–	–	–		–	–
Benefit continuation (4)	–	–	–		–	–
Retirement plan (5)	–	–	–		–	–
Life insurance benefits (6)	–	–	–		363,000	–
Total value	$–	$–	$–		$363,000	$–

(1)	Amounts payable in equal installments over the twelve-month (or twenty-four month in the case of Mr. Yarber) period following termination. Amounts reflect the present value of these payments.

(2)
Under the terms of Mr. Yarber’s employment agreement, in the event of voluntary termination for good reason or involuntary not-for-cause termination, if Mr. Yarber has not accepted subsequent employment at any time during the 12-month period following his termination with a total annual compensation package that, in the aggregate is substantially equal to or greater than his annual salary plus bonus at the time of his termination, he shall continue to receive his salary and bonus installment payments until the earlier of the period ending 24 months following termination or the date he accepts subsequent employment. The amounts reflected under voluntary termination for good reason and involuntary not-for-cause termination are based on Mr. Yarber receiving payments for 24 months following termination.

(3)
Assumes executives holding vested options would fully exercise all vested options that are “in the money” on December 31, 2010. Amounts reflect the spread between the exercise price of such options and the closing price of $2.49 of the Company’s Common Stock as of December 31, 2010.

(4)
Reflects the estimated lump sum present value of all future premiums which will be paid on the named executive officers’ behalf under the Company’s health and welfare benefit plans based on coverage and premium rates in force on December 31, 2010.

(5)
As of January 28, 2011, the Supplemental Executive Plan was terminated upon the distribution of all of the participant’s vested and accrued benefits. The Company paid out the following benefits to the named executive officers that were previously vested and accrued under the Supplemental Executive Plan: B. Grant Yarber ($830,014); David C. Morgan ($200,119); and Mark J. Redmond ($88,953).

(6)	The amount reflects the estimated lump sum death benefit proceeds payable to the named executive officer’s beneficiary.

(7)
Amounts shown under termination due to change in control for Mr. Yarber do not reflect any reduction because estimated payouts exceeding the Section 280G cap limits are not limited in accordance with Mr. Yarber’s employment agreement.

(8)
Amounts shown under termination due to change in control for Mr. Morgan reflect a reduction of $54,099 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Morgan’s employment agreement.

(9)
Amounts shown under termination due to change in control for Mr. Redmond reflect a reduction of $42,256 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Redmond’s employment agreement.

(10)
Amounts shown under termination due to change in control for Mr. Moore reflect a reduction of $974,730 as a result of the estimated payout exceeding the Section 280G cap limits in accordance with Mr. Moore’s employment agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Equity Compensation Plans (2010)

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column) (1)

Equity compensation plans approved by security holders (2)	541,168	(3)	$12.21	845,319	(4)

Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	541,168		$12.21	845,319

(1)	Refers to shares of Common Stock.

(2)
The Company has assumed outstanding options originally granted by First Community Financial Corporation and High Street Corporation that are not shown in the table. 9,780 options remain exercisable for Common Stock at a weighted average exercise price of $9.30 per share.

(3)	Includes 288,100 shares issuable upon exercise of outstanding options under the Equity Incentive Plan and 253,068 shares allocated to participant accounts under the Directors’ Plan.

(4)	Includes 604,359 shares remaining for future issuance under the Equity Incentive Plan and 240,960 shares remaining for future issuance under the Directors’ Plan.

Options Assumed in Corporate Acquisitions. In connection with the Company’s acquisitions of First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2010, 9,780 assumed options under the High Street Corporation Nonemployee Directors Stock Option Plan were fully vested and exercisable for Common Stock at a weighted average exercise price of $9.30 per share. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.

DIRECTOR COMPENSATION

Director Fees. Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual retainer fee of $10,000 ($30,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the Board. Directors are also paid $750 ($2,000 in the case of the Chairman of the Board) for each Board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends.

Deferred Compensation Plan. Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (as Amended and Restated Effective November 20, 2008) (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. Amounts deferred are credited to an account in the director’s name and converted to “stock units” quarterly on the date that they would otherwise have been paid in cash. Each stock unit is deemed to be equivalent to one share of common stock, and the number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the quarter by the closing price of the Common Stock on the date they would otherwise have been paid in cash. Each participant’s account will similarly be credited in stock units for dividends paid on the common stock during the year, which amounts will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

During 2010, all of the Company’s nonemployee directors participated in the Directors’ Plan and elected to defer all compensation paid to them for their services as a director. The number of stock units credited to the accounts of the directors as of December 31, 2010, is as follows: 24,031 stock units for Mr. Atkins; 17,249 stock units for Mr. Grimes; 21,532 stock units for Mr. Jones; 67,361 stock units for Mr. O. A. Keller, III; 10,878 stock units for Mr. W. Carter Keller, 16,776 for Mr. Koury; 18,655 stock units for Mr. Perkins; 18,162 stock units for Mr. Perry; 28,025 stock units for Mr. Ricker; and 30,399 stock units for Mr. Wornom.

Stock units deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Stock units deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the stock units were deferred. All stock units also become payable upon a change in control of the Company, as such term is defined in the Directors’ Plan. For the year ended December 31, 2010, the Company recognized $576,000 of expense related to the Directors’ Plan.

On January 28, 2011, 312,904 stock units became payable in connection with the closing of the Investment, which was deemed a change in control under the Directors’ Plan. No directors of the Company are currently participating in the Directors’ Plan, and it is not anticipated at this time that any current or future directors will be permitted to participate in the Directors’ Plan.

Supplemental Retirement Plan for Directors. In May 2005, the Company established a Supplemental Retirement Plan for Directors, which was amended and restated effective December 18, 2008 to bring it into compliance with Internal Revenue Code Section 409A (the “Supplemental Director Plan”) for certain of the Company’s directors who were serving as directors at that time. The Supplemental Director Plan was intended to compensate Company directors for the additional time spent on Company activities over the several years prior to 2005 without any corresponding increases in the director fees.

The Supplemental Director Plan provided for a fixed annual retirement benefit to be paid to a director for a number of years equal to the director’s total years of Board service, up to a maximum of ten years, with the Company and any company acquired by the Company prior to the effective date of the Supplemental Director Plan that did not have a separate director retirement plan. As of December 31, 2010, all participants had ten years of service. As of January 28, 2011, the total maximum payment under the Supplemental Director Plan was approximately $4.0 million, and the total remaining payment to the participants was approximately $3.15 million. All directors as of December 31, 2010, except W. Carter Keller, Ernest A. Koury, Jr. and B. Grant Yarber, were eligible to participate in the Supplemental Director Plan. For the year ended December 31, 2010, the Company recognized $238,000 of expense related to the Supplemental Director Plan.

In the event of a change in control (as defined in the Supplemental Director Plan) prior to a director’s termination of service on the Board, in lieu of the annual retirement benefits described above, the director was entitled to receive a lump sum payment equal to the present value of the total annual retirement benefit payments due had the director retired with ten years of service on the change in control date. As a result of the closing of the Investment being deemed a change in control under the Supplemental Director Plan, the Company’s directors received the following approximate lump sum payments in accordance with the terms of the Supplemental Director Plan: Charles F. Atkins – $129,696; John F. Grimes – $126,454; Robert L. Jones – $152,333; O. A. Keller, III – $864,641; George R. Perkins – $126,454; Don W. Perry – $215,624; Carl H. Ricker, Jr. – $259,124; and Samuel J. Wornom, III – $238,321. All of the participants in the Supplemental Director Plan at the time of closing of the Investment were fully vested and had earned the maximum possible years of service under the plan. No directors of the Company are currently participating in the Supplemental Director Plan, and it is not anticipated at this time that any current or future directors will be permitted to participate in the plan.

Equity Compensation. The Company did not grant any option awards to its nonemployee directors during 2010. As of December 31, 2010, all options to purchase common stock held by the Company’s nonemployee directors were fully vested.

Other. Each of our current and former directors is also covered by director and officer liability insurance and each of our current directors is entitled to reimbursement for reasonable out-of-pocket expenses in connection with meeting attendance.

2011 Compensation. In 2011, Mr. Atkins and Mr. Keller will continue to receive an annual retainer fee of $10,000, as long as they attend at least 75% of the meetings of the Board. Directors are also paid $750 for each Board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends. Mr. Atkins and Mr. Keller will no longer be eligible to participate in the Directors’ Plan or the Supplemental Director Plan following the closing of the Investment. The remaining five members of the Board following the closing of the Investment will not receive compensation in 2011.

The following table provides information related to the compensation of the Company’s nonemployee directors for the year ended December 31, 2010.

Director Compensation Table (2010)

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Current Directors (4)
Charles F. Atkins (5)	$51,750	$–	$–	$–	$13,673	$3,490	$68,913
Peter N. Foss	–	–	–	–	–	–	–
William A. Hodges	–	–	–	–	–	–	–
O. A. Keller, III (5)	98,250	–	–	–	27,520	31,132	156,902
Christopher G. Marshall	–	–	–	–	–	–	–
R. Bruce Singletary	–	–	–	–	–	–	–
R. Eugene Taylor	–	–	–	–	–	–	–

Former Directors
John F. Grimes, III (5)	27,750	–	–	–	7,549	4,826	40,125
Robert L. Jones (5)(6)	49,000	–	–	–	12,866	–	61,866
W. Carter Keller	30,250	–	–	–	7,563	–	37,813
Ernest A Koury, Jr.	28,750	–	–	–	7,696	–	36,446
George R. Perkins, III (5)	34,250				9,150	1,192	44,592
Don W. Perry (5)	30,000	–	–	–	8,124	3,434	41,558
Carl H. Ricker, Jr. (5)	52,750	–	–	–	14,146	9,890	76,786
Samuel J. Wornom, III (5)	38,750	–	–	–	11,073	9,641	59,464

(1)	The amounts shown are total fees earned, which were subject to deferral under the Directors’ Plan.

(2)
Amounts represent the compensation cost recognized in 2010 in accordance with Topic 718 of the FASB Accounting Standards Codification for fees deferred under the Directors’ Plan, which are converted to stock units quarterly using the closing price of the Common Stock on the day they would otherwise be paid in cash. For a further discussion of these awards, see Note 12 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended December 31, 2010, 2009 and 2008 and “Deferred Compensation Plan” above.

(3)
The amounts reflect the increase in the present value of directors’ benefits under the Supplemental Director Plan using assumptions consistent with those used in the Company’s financial statements. Benefits are paid under the Supplemental Director Plan based on years of credited service. All participating directors have ten years of credited service as of December 31, 2010.

(4)
Effective as of the closing of the Investment, R. Eugene Taylor (Chairman), Peter N. Foss, William A. Hodges, Christopher G. Marshall and R. Bruce Singletary were appointed to the Board of Directors. Charles F. Atkins and O. A. Keller, III, existing members of the Board of Directors, remained as such following the closing. All other members of the Board of Directors of the Company resigned effective January 28, 2011.

(5)
Compensation does not include stock options that may be exercised. As of December 31, 2010, nonemployee directors and former directors held stock options as follows: 7,000 stock options for Mr. Atkins; 2,000 stock options for Mr. Grimes; 8,500 stock options for Mr. Jones; 12,800 stock options for Mr. Keller, III; 7,000 stock options for Mr. Perkins; 7,500 stock options for Mr. Perry; 4,002 stock options for Mr. Ricker; and 9,750 stock options for Mr. Wornom.

(6)	The amounts shown in “All Other Compensation” reflects the fact that Mr. Jones began receiving payment of benefits in 2009.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process, including the Company’s internal control over financial reporting, and the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, as such term is defined by Nasdaq Listing Rules, including the special independence requirements applicable to audit committee members. The Audit Committee operates pursuant to an Audit Committee charter that is available on our website at www.capitalbank-us.com or free of charge upon written request to the attention of Christopher G. Marshall, Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and for the report on the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an independent opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the accounting and financial reporting process, and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

During 2010, the Audit Committee met ten times. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the Company’s internal auditor and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting, including the Public Company Accounting Oversight Board’s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s report on the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation report. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has satisfied itself as to the independent registered public accounting firm’s independence.

When considering the independence of the independent registered public accounting firm, the Audit Committee considered whether the services it provided to the Company beyond those rendered in connection with the audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, and the attestation of management’s report on internal control over financial reporting were compatible with maintaining independence. The Audit Committee also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based upon the reports, reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC. The Audit Committee also selected PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2011 and recommended that the selection be presented to the Company’s shareholders for ratification.

This report is submitted by the members of the Audit Committee:

Peter N. Foss (Chairman)
William A. Hodges
O. A. Keller, III

Certain Transactions

Certain of the directors and executive officers of the Company, members of their immediate families and entities with which they are involved are customers of and borrowers from the Company. As of December 31, 2010, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $86.9 million. All outstanding loans and commitments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company. The Company generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Company presumes extensions of credit that comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

From time to time, certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure, following review and approval by the Audit Committee (in accordance with NASDAQ Listing Rules) to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person. Therefore, the Board of Directors has adopted the Policy and Procedures with Respect to Related Person Transactions, which is implemented through the Audit Committee of the Board of Directors and is designed to regularly monitor the appropriateness of any significant transactions with related persons (as such term is defined by SEC rules). The policy applies to any transaction required to be disclosed under Item 404(a) of Regulation S-K in which:

•	the Company or the Bank is a participant;

•	any related person (as defined in Item 404(a) of Regulation S-K) has a direct or indirect interest; and

•	the amount involved exceeds $120,000.

The policy requires notification to the Company’s chief accounting officer, prior the consummation of any related person transaction, describing the related person’s interest in the transaction, the material facts of the transaction, the benefits to the Company of the transaction, the availability of other sources of comparable products or services, and an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or employees generally. The chief accounting officer then evaluates the proposed transaction and, if he or she determines that it is a related person transaction, submits the transaction to the Audit Committee for approval. The Audit Committee considers all of the relevant facts and circumstances available to it including (if applicable) but not limited to:

•	the benefits to the Company;

•
the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

No member of the Audit Committee is permitted to participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. If the transaction has already been consummated, the Audit Committee will undergo the same analysis as it does with a proposed transaction, and if it determines that the consummated transaction is a related person transaction, it will evaluate whether the consummated related person transaction should be ratified, amended, terminated or rescinded and whether any disciplinary action is appropriate.

On January 28, 2011, NAFH purchased 71,000,000 shares of the Company’s common stock for $181,050,000 in cash, resulting in NAFH owning approximately 84.6% of the Company’s common stock. NAFH now directly owns approximately 83% of its voting securities. As the Company’s controlling shareholder, NAFH has the power to control the election of the Company’s directors, determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to the Company’s shareholders for approval. NAFH also has sufficient voting power to amend the Company’s organizational documents. In addition, five of our seven directors, our Chief Executive Officer, our Chief Financial Officer, and our Chief Risk Officer are affiliated with NAFH.

On March 18, 2010, the Company sold 849 units, priced at $10,000 and consisting of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10 (each, a “Unit”), for gross proceeds of $8,490,000. Certain of the Company’s officers and directors, and family members and affiliates of the Company’s officers and directors, purchased Units in the offering, including current director Charles F. Atkins ($250,000); family members (including son and former director W. Carter Keller) of O. A. Keller, III (aggregating $260,000) and Amos Properties, LLC, a company partially owned by O. A. Keller, III, his spouse and W. Carter Keller ($250,000); former director George R. Perkins, III and his father (aggregating $1.3 million); former director Don W. Perry and Lee Brick & Tile Company, in which Mr. Perry holds a 4% interest (aggregating $350,000); and Cross Creek Associates, LP, a company in which former director Samuel J. Wornom, III holds a 26% interest ($200,000).

O. A. Keller, III, a director of the Company, is the father-in-law of a lawyer at the law firm Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. The Company paid legal fees to such firm for services rendered in 2010, 2009 and 2008 in the aggregate amount of approximately $2,415,877, $819,500 and $705,850, respectively.

The Company leases its South Asheville, North Carolina, office from Azalea Limited Partnership, a North Carolina limited partnership, of which Carl H. Ricker, Jr., a former director of the Company, is general partner. The South Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of approximately $226,000 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options at the Company’s discretion. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same as those prevailing for comparable transactions with other landlords in the marketplace.

The Company also entered into a lease in February 2004 with Azalea Limited Partnership for its Leicester Highway branch in Asheville, North Carolina. The initial term of the lease is for 15 years followed by three 5-year renewal options at the Company’s discretion. The Leicester Highway facility is approximately 4,200 square feet, and the annual lease expense for the second five years is approximately $124,000. The annual rent increases 10% commencing with the sixth year of the lease and another 10% starting with the eleventh year of the lease. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same as those prevailing for comparable transactions with other landlords in the marketplace.

The Company paid lease payments to Azalea Limited Partnership in 2010, 2009 and 2008 in the aggregate amount of approximately $368,554, $358,920 and $348,405, respectively.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of the Company’s officers and its directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of reports that were filed with the SEC, all filing requirements under Section 16(a) were complied with during 2010, except that Messrs. Morgan, Redmond and Yarber each failed to timely file one Form 4 covering one late transaction.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers, LLP (“PWC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Audit Committee and Board of Directors each deem it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of PWC as the Company’s independent registered public accounting firm, the Audit Committee will evaluate the matter and consider what action, if any, to take as a result. PWC has acted as the independent registered public accounting firm since April 2011. A representative of PWC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.

Dismissal of Elliott Davis, PLLC

Effective April 12, 2011, the Company dismissed Elliott Davis, PLLC (“Elliott Davis”) as the Company’s independent registered public accounting firm. The decision to change independent registered public accounting firms was recommended and approved by the Audit Committee of the Board of Directors.

During the fiscal year ended December 31, 2010 and during the period from January 1, 2011 through April 12, 2011, the Company had (i) no disagreements with Elliott Davis on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Elliott Davis’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such year and interim periods and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the most recent fiscal year or the subsequent interim period.

Elliott Davis’s reports on the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2010 and during the period from January 1, 2011 through April 12, 2011, neither the Company nor anyone on its behalf has consulted with PWC regarding (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv), or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Elliott Davis with a copy of the disclosures and requested that Elliott Davis furnish the Company with a letter addressed to the SEC stating whether or not Elliott Davis agrees with the above statements. A copy of such letter, dated April 15, 2011, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 15, 2011.

Dismissal of Grant Thornton LLP

Effective March 12, 2010, the Company dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. The decision to change independent registered public accounting firms was recommended and approved by the Audit Committee of the Board of Directors.

During the fiscal year ended December 31, 2009 and during the period from January 1, 2010 through March 12, 2010, the Company had (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim periods and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

Grant Thornton’s reports on the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2009 and during the period from January 1, 2010 through March 12, 2010, neither the Company nor anyone on its behalf has consulted with Elliott Davis regarding (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv), or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided Grant Thornton with a copy of the disclosures and requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether or not Grant Thornton agrees with the above statements. A copy of such letter, dated March 16, 2010, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on March 16, 2010.

No representatives of Elliott Davis or Grant Thornton are expected to be present at the Annual Meeting.

Audit Firm Fee Summary

For the years ended December 31, 2010 and 2009, the Company retained Elliott Davis and Grant Thornton, respectively, to provide services in the categories and amounts presented below. Unless otherwise indicated, fees for fiscal 2010 were billed by Elliott Davis, and fees for fiscal 2009 were billed by Grant Thornton. As stated above, Elliott Davis did not provide services to the Company during 2009.

	Fiscal 2010	Fiscal 2009

Audit fees	$260,450	$234,947
Audit-related fees	100,841	138,993
Tax fees	36,618	0
All other fees	0	0
Total fees	$397,909	$373,940

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal controls over financial reporting for fiscal years 2010 and 2009, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2010 and 2009, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, review of registration statements and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance services consist of assistance with federal and state income tax returns.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee has considered the compatibility of the nonaudit services performed by and fees paid to Elliott Davis in fiscal 2010, and determined that such services and fees were compatible with its independence. During 2010, Elliott Davis did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Nonaudit Services. The Audit Committee charter contains the Company’s policy regarding the approval of audit and nonaudit services provided by the independent registered public accounting firm. According to that policy, the Audit Committee must pre-approve all services, including all audit and nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee approved all audit and nonaudit services described above in accordance with this policy. In determining whether to approve a particular audit or permitted nonaudit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to the Company and whether the service might be expected to enhance the Company’s ability to manage or control risk or improve audit quality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3:  ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and embodied in Section 14A of the Securities and Exchange Act of 1934, as amended, requires that certain companies include in their proxy statement a resolution subject to shareholder vote on the compensation paid to our named executive officers as disclosed in this proxy statement (commonly referred to as “say-on-pay”).

The compensation paid to our named executive officers is disclosed on pages 11 to 26 of this proxy statement in the sections entitled “Executive Compensation” and “Compensation Discussion and Analysis.” We believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of Capital Bank Corporation’s named executive officers who are set forth in the Summary Compensation Table of this proxy statement, as disclosed and described in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this proxy statement.”

If there is no designation on any proxy as to how the shares represented should be voted, the proxy will be voted for the approval of the compensation paid to the Company’s named executive officers. The proposal will be approved if the votes cast for approval exceed the votes cast against approval.

Your vote on this Proposal 3 is advisory, and therefore not binding on the Company or the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors; to create or imply any change to the fiduciary duties of the Company or the Board of Directors; or to create or imply any additional fiduciary duties for the Company or the Board of Directors. However, our Board of Directors value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OVERALL COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES THE RELATED NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 4:  ADVISORY (NONBINDING) VOTE ON FREQUENCY OF “SAY ON PAY”

The Dodd-Frank Act also requires that certain companies provide shareholders with the opportunity to vote, on a nonbinding advisory basis, for their preference as to how frequently the company should conduct an advisory say-on-pay vote. This proposal provides shareholders with the opportunity to choose among four options (holding the say-on-pay vote every year, every two years, or every three years, or abstain from voting).

The Board of Directors has determined that a say-on-pay vote that occurs once every three years is the most appropriate alternative for the Company and will provide our shareholders with sufficient time to evaluate the effectiveness of the Company’s overall process for determining executive compensation, the elements of executive compensation and the Company’s compensation programs. A say-on-pay vote occurring every three years will also permit shareholders to observe and evaluate the effect of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation.

Your vote on Proposal 4 is advisory, which means that it is not binding on the Company or the Board of Directors. The Company recognizes that our shareholders may have different views as to their preferences on the frequency of the say-on-pay vote. The Board of Directors will carefully review the outcome of the frequency vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the Company’s and the shareholders’ long-term best interest to hold a say-on-pay vote more or less frequently than the frequency receiving the most votes cast by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF “ONCE EVERY THREE YEARS” AS THE PREFERRED FREQUENCY FOR SAY-ON-PAY VOTES.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any proposals which shareholders intend to present for a vote at the Company’s 2012 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 30, 2011, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at the 2012 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s Proxy Statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, Capital Bank Plaza, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, on or before March 15, 2012, which is not later than the close of business on the 45th day prior to the first anniversary of the date this Proxy Statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (b) the name and record address of the shareholder, the class and number of shares of Common Stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and schedules thereto, as filed with the SEC will be furnished upon written request, without charge to any Company shareholder. Such requests should be addressed to Nancy A. Snow, 333 Fayetteville Street, Suite 700, Raleigh, NC 27601.

Shareholders Sharing the Same Last Name and Address. Only one Annual Report and Proxy Statement may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to Nancy A. Snow, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601 (telephone number 919-645-6312). Shareholders sharing an address and currently receiving a single copy may contact Ms. Snow as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Ms. Snow as described above.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

Costs of Soliciting Proxies. We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have also retained Registrar and Transfer Company to aid in the search for shareholders and the delivery of proxy materials, maintain the Internet website where we will make our proxy card available for voting in accordance with new SEC e-proxy rules, establish and operate an online and telephonic voting platform and process and tabulate all votes. We estimate that the aggregate fees, excluding costs for postage and envelopes, to be paid to Registrar and Transfer Company will be $8,000. In addition, as part of the services provided to us as our transfer agent, Registrar and Transfer Company will assist us in identifying recordholders.

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

REVOCABLE PROXY

CAPITAL BANK CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
MAY 26, 2011 – 10:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Eugene Taylor and Christopher G. Marshall, and each or any of them, proxies of the undersigned with full power of substitution to vote all of the shares of Capital Bank Corporation that the undersigned may be entitled to vote at Capital Bank Corporation's Annual Meeting of Shareholders to be held at Capital Bank Plaza, Third Floor Conference Center, located at 333 Fayetteville Street, Raleigh, NC 27601 on May 26, 2011, at 10:00 a.m. Eastern Daylight Time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

CAPITAL BANK CORPORATION – ANNUAL MEETING, MAY 26, 2011

YOUR VOTE IS IMPORTANT!

Annual Meeting materials are available on line at www.capitalbank-us.com/proxy.

You can vote in one of three ways:

1. Call **toll free 1-866-353-7851** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.proxyvotenow.com/cbkn** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

4741

REVOCABLE PROXY
CAPITAL BANK CORPORATION

X PLEASE MARK VOTES AS IN THIS EXAMPLE

Annual Meeting of Shareholders
MAY 26, 2011

For	With-hold	For All Except
☐	☐	☐

Nominees:

(01) Charles F. Atkins	**(02) Peter N. Foss**
(03) William A. Hodges	**(04) O. A. Keller III**
(05) Christopher G. Marshall	**(06) R. Bruce Singletary**
(07) R. Eugene Taylor	

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

For	Against	Abstain
☐	☐	☐

3. Approval of a nonbinding advisory proposal on executive compensation matters:

For	Against	Abstain
☐	☐	☐

Every Year	Every Two Years	Evry Three Years	Abstain
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS LISTED IN ITEMS 2 AND 3 AND FOR "EVERY THREE YEARS" IN ITEM 4.

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Annual Meeting materials are available on line at www.capitalbank-us.com/proxy.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that telephone and Internet votes must be cast prior to 12:01 a.m. Eastern Daylight Time, May 26, 2011. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 12:01 a.m., May 26, 2011

1-866-353-7851

Vote by Internet

Anytime prior to 12:01 a.m., May 26, 2011, go to

www.proxyvotenow.com/cbkn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!